Exhibit 99.1

Temecula Valley Bancorp Inc. Announces NASDAQ Listing

    TEMECULA, Calif.--(BUSINESS WIRE)--July 20, 2005--Temecula Valley Bancorp Inc. (the "Company") (OTCBB:TMCV) has announced that the Company's stock will be traded on The Nasdaq National Market beginning Friday, July 29, 2005 under the symbol TMCV. The Company's stock will continue to trade on the OTC Bulletin Board through the close of trading on Thursday, July 28, 2005 under the symbol TMCV
    Our substantial prospective growth as well as our continuing desire to maintain our position as an independent, publicly owned company," stated Stephen H. Wacknitz, President/CEO, "will be aided by the listing our stock on Nasdaq." Mr. Wacknitz continued, stating, "this is a significant milestone in our Company's development and I could not be more pleased with our progress and the efforts of everyone at the Company in making this happen. We feel that moving to The Nasdaq National Market will provide the Company better access to capital markets and provide greater visibility and an expanded base of potential investors for our stock, resulting in increased liquidity for our shareholders."

    Temecula Valley Bank, the Company's principal subsidiary, was established in 1996 and operates full service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo, El Cajon, Indian Wells and Corona. The Company was established in June 2002 and operates as a bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices through out the United States. The Bank's website is at www.temvalbank.com.

    Statements concerning future performance, developments or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings which can be accessed at www.sec.gov.

    CONTACT: Temecula Valley Bancorp Inc.
             Stephen H. Wacknitz, 951-694-9940